Exhibit 14 – Business Conduct and Code of Ethics Policy
MACKINAC FINANCIAL CORPORATION
BUSINESS CONDUCT AND CODE OF ETHICS POLICY

Organizational Functional Area:	Executive

Policy For:	Business Conduct and Code of Ethics

Board Approved:	December 2006
Last Revision Date:	December 2006

Department/Individual Responsible
For Maintaining/Updating Policy:	Ernie R. Krueger
Introduction
This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers, and directors of the Company (MFNC) and its subsidiaries. All of our employees, officers, and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by MFNC’s agents and representatives, including consultants.
If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.
Employees who violate the standards in this Code will be subject to disciplinary action which, depending on the severity of the situation, may include dismissal. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described under the “Compliance Procedures” section of this Code.
Compliance with Laws, Rules, and Regulations
Obeying the law, both in letter and in spirit, is the foundation on which MFNC’s ethical standards are built. All employees, officers, and directors must respect and obey the laws, rules, and regulations of the cities, states, and countries in which they operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, and other appropriate personnel. If an employee suspects misconduct, he or she may anonymously contact “Hotline to be established.”
Conflicts of Interest
A “conflict of interest” exists when a person’s private interest interferes or appears to interfere with the interests of MFNC. A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.
It is almost always a conflict of interest for an MFNC employee to work simultaneously for a competitor. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our competitors. You should also be careful with any relationships you have with a customer or supplier so that you are not in a position of divided loyalties.
Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management for advance approval. As a general policy gifts from vendors or other business related interests should not exceed $100 in monetary value and entertainment provided for or accepted by an MFNC employee should not exceed $500 in monetary value. Any employee, officer, or director who becomes aware of a conflict or potential conflict, including any material transaction or relationship that reasonably could be expected to give rise to such conflict, should bring it to the attention of a supervisor, manager, or other appropriate personnel or consult the procedures described under the “Compliance Procedures” section of this Code. Again, if an employee suspects misconduct regarding a conflict of interest, the employee may anonymously contact: “Hotline to be established.”
Insider Trading
Directors, officers, and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about MFNC or our customers should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Questions concerning buying or selling MFNC common stock should be directed to Ernie R. Krueger at (906) 341-7158.
Special Investment Opportunities
Accepting an offer to purchase stock in a company that is issuing shares through an initial public offering (IPO) where the general public does not have the same access to that stock may raise ethical issues. Directors, officers, and employees will not participate in an IPO or otherwise accept special investment opportunities from a supplier, vendor (including banks and financial advisors), or customer from whom MFNC, or any of its subsidiaries, is doing business or that is seeking to sell products or services to MFNC, or any of its subsidiaries, without first disclosing the opportunity to MFNC’s General Counsel.
Corporate Opportunities
Employees, officers, and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position and using corporate property, information, or position for personal gain. No employee may compete with MFNC directly or indirectly. Employees, officers, and directors owe a duty to MFNC to advance MFNC’s legitimate interests when the opportunity to do so arises.
Competition and Fair Dealing
We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performances, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer, or director should endeavor to respect the rights of and deal fairly with MFNC’s customers, suppliers, competitors, and employees. No employee, officer, or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any intentional unfair-dealing practice.
Business should be done on an “arms-length basis.” The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any MFNC employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.

The Federal Bank Bribery Law prohibits the receipt or solicitation of gifts if given or solicited corruptly with the intent to influence or reward bank employees in connection with any business or transaction of the bank or Company. Violations of this law are felonies and are punishable by imprisonment up to five years, as well as substantial monetary penalties. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.
Discrimination and Harassment
MFNC has a long-standing policy to offer fair and equal employment opportunity to every person regardless of age, race, color, creed, religion, disability, marital status, sex, sexual orientation, national origin, or other legally protected status, as required by law. MFNC seeks to provide a work environment that is free from intimidation and harassment based on any of these characteristics and MFNC specifically prohibits such intimidation and harassment. Violence and threatening behavior are not permitted. Reference the MFNC Harassment Policy for more specific information.
Health and Safety
MFNC strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees, by following safety and health rules and practices and reporting incidents, injuries, and unsafe equipment, practices, and conditions.
Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated. Reference the MFNC Alcohol and Drug Policy section of the MFNC Health & Safety Policies category for more specific information.
Recordkeeping/Personal Transactions
MFNC requires honest and accurate recording and reporting of information in order to make responsible business decisions.
Personal financial obligations should be handled in an exemplary fashion. Personal transactions must be completed through normal distribution channels (e.g., ATM, teller, mBank website, etc.). Employees cannot perform transactions to their own accounts, including submitting these transactions with daily department proof work.
Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Accounts Payable Department.
All of MFNC’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect MFNC’s transactions and must conform both to applicable legal requirements and to MFNC’s system of internal controls. Unrecorded or “off-the-books” funds or assets should not be maintained unless permitted by applicable law or regulation.
Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to MFNC’s record retention policies. In accordance with those policies and in the event of litigation or governmental investigation, please consult your immediate supervisor for guidance.
Public Filings, Communications, and Accounting Matters
The Company’s chief executive officer, chief financial officer, principal accounting officer, and controller are responsible for promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company (“Reports”). However, to the extent requested to provide information to be included in, or to participate in the preparation of, Reports, other MFNC employees are responsible for providing such information and in preparing such Reports in a manner that will help to ensure the full, fair, accurate, timely, and understandable disclosure of such information in the Reports.
If an employee suspects misconduct, irregularity, or other questionable matters regarding accounting, internal accounting controls, or auditing matters, he or she should immediately contact their supervisor, or the MFNC Audit Committee Chairman. The employee may also anonymously contact “Hotline to be established.”
Confidentiality
Fiduciary responsibilities should be handled in a prudent manner. Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by MFNC or its customers, except when disclosure is authorized by their immediate supervisor or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to MFNC or its customers, if disclosed. It also includes information that our customers have entrusted to us, such as their account and other personal information. The obligation to preserve confidential information continues even after employment or service with MFNC ends. Reference the MFNC Consumer Privacy Policy for more specific information.
Protection and Proper Use of Company Assets
The resources of the Company should be used only for legitimate business purposes and for the benefit of the Company. All employees, officers, and directors should endeavor to protect MFNC’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on MFNC’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. MFNC equipment should not be used for non-Company business, though incidental personal use may be permitted.
The obligation of employees to protect MFNC assets included its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.
Payments to Government Personnel
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The General Counsel’s Office can provide guidance to you in this area.
Waivers of the Code of Business Conduct and Ethics
Any waiver of this Code for executive officers or directors of MFNC may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.
Reporting Any Illegal or Unethical Behavior
Employees are responsible for promptly reporting violations of laws, rules, regulation, or this Code to supervisors, managers, or Human Resources. Employees are encouraged to talk to supervisors, managers, or Human Resources when in doubt about the best course of action in a particular situation. Employees may also anonymously contact “Hotline to be established.” It is the policy of MFNC not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

Compliance Procedures
As an MFNC employee, you have a continuing responsibility to follow the standards of this Code both at work and in your personal actions with others, whether they are a disinterested observer, customer, supplier, shareholder, acquaintance, examiner, or a government representative.
We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be knowledgeable about the question, and will appreciate being brought into the decision-making process.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your manager. If that is not appropriate, you may contact Human Resources at (906) 341-7270, or if you prefer to write, address your concerns to the Director of Human Resources at 130 South Cedar Street, Manistique, MI 49854. You may also call “Hotline to be established.”

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. MFNC does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.